LINCOLN BAIN CAPITAL TOTAL CREDIT FUND

LINCOLN PARTNERS GROUP ROYALTY FUND

AMENDED AND RESTATED

DISTRIBUTION AND SERVICING PLAN

June 09, 2025

This Distribution and Servicing Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Lincoln Bain Capital Total Credit Fund and Lincoln Partners Group Royalty Fund, each a Delaware statutory trust (each, a “Fund”), with respect to their respective classes of shares of beneficial interest (each, a “Class”) listed on Appendix A, as amended from time to time, subject to the terms and conditions set forth herein.

1. Distribution Fee and Shareholder Servicing Fee

a. Subject to FINRA limitations on underwriting compensation, each Fund will pay to Lincoln Financial Distributors, Inc. (the “Distributor”), in its capacity as principal underwriter of each Fund’s shares of beneficial interest, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Shareholder Servicing and/or Distribution Fee”), such fee to be paid at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Shareholder Servicing and/or Distribution Fee” on Appendix A.

b. The Distribution Fee under the Plan will be used primarily by the Distributor to compensate financial intermediaries that are registered broker-dealers as well as firms that are exempt from registering as broker-dealers, and persons associated with such financial intermediaries that are furnishing distribution and sales support services (collectively, “Selling Agents”) provided in connection with the offering and sale of shares of the applicable Class. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate Selling Agents for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class, including payments by the Distributor to compensate the Selling Agents that are furnishing such services. Payments of the Shareholder Servicing and/or Distribution Fee may be made without regard to expenses actually incurred. In addition to the payment of the Shareholder Servicing and/or Distribution Fee, all Classes of a Fund may pay for (i) due diligence expenses, (ii) expenses in connection with the printing and mailing of prospectuses to other than current shareholders and the printing and mailing of sales literature and (iii) expenses related to offering the Fund as an option on any distribution “platform” a Selling Agent administers, including expenses for any services provided in connection therewith.

c. Shareholder services may include, but are not limited to, the following functions: (i) receiving, aggregating and processing shareholder orders; (ii) furnishing shareholder sub-accounting; (iii) providing and maintaining elective shareholder services such as check writing and wire transfer services; (iv) providing and maintaining pre-authorized investment plans; (v) communicating periodically with shareholders; (vi) acting as the sole shareholder of record and nominee for shareholders; (vii) maintaining accounting records for shareholders; (viii) answering questions and handling correspondence from shareholders about their accounts; (ix) issuing confirmations for transactions by shareholders; (x) performing similar account administrative services; (xi) providing such shareholder communications and recordkeeping services as may be required for any program for which a Selling Agent is a sponsor that relies on Rule 3a-4 under the 1940 Act; and (xii) providing such other similar services as may reasonably be requested to the extent a Selling Agent is permitted to do so under applicable statutes, rules, or regulations. The Shareholder Servicing and/or Distribution Fee may be spent by the Distributor for the services rendered to the shareholders of each Class listed on Appendix A, but will generally not be spent by the Distributor on recordkeeping charges, accounting expenses, transfer costs or custodian fees.

2. Calculation and Payment of Fees

The amount of the Shareholder Servicing and/or Distribution Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Shareholder Servicing and/or Distribution Fee will be calculated and paid separately for each Class. In addition to the Shareholder Servicing and/or Distribution Fee, each Class of a Fund may also pay fees, costs and expenses of advertising and marketing the Fund, printing and mailing/distribution of prospectuses to prospective shareholders, and printing and mailing/distribution of sales literature.

3. Approval of Plan

The Plan will become effective, as to any Class (including any Class not currently listed on Appendix A), upon its approval by (a) a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of a Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan (or as may otherwise be permitted by applicable law and regulations or by orders of the Securities and Exchange Commission), and (b) if the Plan is adopted for a Class after any public offering of shares of the Class or the sale of shares of the Class to persons who are not affiliated persons of a Fund, affiliated persons of such persons, promoters of a Fund, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class.

4. Continuance of the Plan

The Plan will continue in effect with respect to a Class for one year from the date of execution, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by a Fund’s Board of Trustees in the manner described in Section 3(a) above.

5. Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding voting securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment (as defined under the 1940 Act).

6. Termination

This Plan may be terminated at any time with respect to the shares of any Class by vote of a majority of the Qualified Trustees, or by a majority vote of the outstanding voting securities of the relevant Class.

7. Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Shareholder Servicing and/or Distribution Fee with respect to such Class without approval in the manner described in Section 3(a) above and by a majority vote of the outstanding voting securities of the relevant Class. All material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3(a) above.

8.  Written Reports

While the Plan is in effect, a Fund’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

9. Preservation of Materials

A Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 8 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

APPENDIX A TO DISTRIBUTION AND SERVICING PLAN

LINCOLN BAIN CAPITAL TOTAL CREDIT FUND

Class of Share of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class A Shares	0.75% per annum
Class D Shares	0.75% per annum
Class I Shares	Not Applicable
Class IS Shares	Not Applicable

LINCOLN PARTNERS GROUP ROYALTY FUND

Class of Share of Beneficial Interest	Shareholder Servicing and/or Distribution Fee
Class A Shares	0.75% per annum
Class D Shares	0.75% per annum
Class I Shares	Not Applicable
Class IS Shares	Not Applicable